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                      ASSIGNMENT AND DISTRIBUTION AGREEMENT

     AGREEMENT made September 23, 1996, and effective as of April 1, 1996, by and between Rich City International Packaging Limited, a corporation organized under the laws of Hong Kong, having its principal place of business at Room 402-3 Join-In Hang Sing Centre, 71-75 Container Port Road, Kwai Chung, N.T., Hong Kong ("Rich City"), and Leading Edge Packaging, Inc., a corporation organized under the laws of the State of Delaware, in the United States of America, having its principal place of business at 350 Fifth Avenue, Suite 3922, New York, New York 10118, USA ("Distributor"),

     WHEREAS, Rich City and Distributor desire to enter into a relationship whereunder, on an exclusive basis, the Distributor will become the successor to the business which Rich City and its affiliated companies have been conducting in the territory of North America (the "Territory") and whatever business it may in the future conduct in the Territory, namely:
          the marketing, distribution, and sale in the Territory of Rich City's products consisting of cases, paper gift boxes, bags, pouches and display units, and whatever future products it may cause to manufacture or sell for delivery in the Territory (singly, the "Product", and collectively, the "Products");
     WHEREAS, to accomplish the foregoing, Rich City desires to assign to

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Distributor the exclusive rights to market, distribute sell and warehouse, on an exclusive basis, the Products in the Territory and all functions and activities which support or relate to those marketing, distribution, sale and warehousing activities, upon the terms and conditions set forth below;

     NOW, THEREFORE, the parties hereby agree as follows:

1.   ASSIGNMENT BY RICH CITY TO DISTRIBUTOR; CONSIDERATION FOR THE
          ASSIGNMENT.

     (a) Effective April 1, 1996 (the "Effective Date"), Rich City hereby assigns to Distributor the exclusive rights (the "Rights") (i) to market, distribute, sell and warehouse the Products in the Territory; (ii) to subassemble, as necessary, the Products in the Territory; (iii) in, to and under Rich City's lists of actual and potential customers for the Products in the Territory; (iv) in, to and under the sales contracts ("Sales Contracts") with distributors or customers with respect to shipments of Products to the Territory on or after the Effective Date, subject to the required consent or approval, if any, of any third party to such assignment; and (v) to conduct all functions and activities which support or relate to the foregoing. As soon as practical after the date on which this Agreement is made, Rich City shall deliver to Distributor such customer lists. All inquires which Rich City receives concerning sales of Products for delivery into the Territory shall be promptly referred to Distributor. Rich City hereby grants to Distributor an

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option to expand the definition of the term "Territory", as used in this
Agreement, to include South America, such option be exercisable at any time by Distributor during the term of this Agreement upon payment by Distributor to Rich City of a royalty under terms and conditions at least as favorable to Distributor as those herein contained.

     Rich City represents and warrants to Distributor that a "Sales Contract" is the name of the document which Rich City uses to evidence sales of Products to its distributors and customers in the Territory; that the Sales Contracts are valid, existing and in full force; that no default exists under any of the Sales Contracts by any party thereto, and no claim of default has been made or threatened under any of the Sales Contracts by any party thereto; that no event has occurred which, with notice or lapse of time or both, would constitute a default or breach under any of the Sales Contracts; and that there is no threatened or impending cancellation of or under any of the Sales Contracts known to Rich City. Distributor covenants to assume the obligations and duties of Rich City under the Sales Contracts with respect to deliveries to be made to the Territory from and after the Effective Date; provided, however, such obligation and duties shall be no greater than those which Distributor undertakes to perform under this Agreement with respect to orders which Distributor itself generates.

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     (b)  Distributor shall pay to Rich City, as a royalty, U.S. two million dollars (U.S. $2,000,000) in one or more installments, each such installment to be in an amount calculated under the following formula: the arithmetic average (the "Arithmetic Average") of two percent (2%) of "net sales" of the Company (as hereinafter defined) and ten percent (10%) of the Company's earnings before taxes. The initial such installment will be based upon the Company's fiscal year ending March 31, 1999, as shown by the Company's audited financial statements for that year, and, if and to the extent the $2,000,0000 royalty has not been paid in full by such installment, for each of the Company's fiscal years thereafter, as shown on the Company's audited financial statements for the applicable year, until the entire U.S. $2,000,000 is paid in full. No such installment is to be paid unless the Company has both "net sales" (as hereinafter defined) of at least U.S. $25,000,000 and earnings before income taxes of at least U.S. $3,000,000 based on Distributor's audited financial statements used to calculate the Arithmetic Average for the fiscal year as to which the calculations are being made. Each such installment is to be paid by Distributor to Rich City within fifteen (15) business days from the filing date (including grace periods) for Distributor's Form 10-K for the fiscal year for which the calculation of the Arithmetic Average is made. As used in this
Section 1(b), the term "net sales" means gross sales of the Company less returns, discounts and allowances.

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     (c)  In the event Distributor fails to pay in full and timely any installment, Rich City shall give Distributor, in accordance with the provisions of Section 18, notice of such failure and if, within sixty (60) days of such notice having been given, the default in not fully cured, the assignment of the Rights by Rich City to Distributor shall be converted from an assignment on an exclusive basis to an assignment on a non-exclusive basis, in consideration of which Distributor's obligation to pay the defaulted installment and any future installments shall terminate, and such conversion shall be the only remedy available to Rich City for Distributor's failure to pay an installment.

     (d) All of Rich City's sales of Products in the Territory and all of Rich City's sales of Products in Hong Kong or elsewhere for delivery into the Territory for which sales invoices are rendered before the Effective Date shall be for the account of the Rich City. All such sales for which invoices are rendered on or after the Effective Date shall be for the account of Distributor.


2.   ACCEPTANCE OF ASSIGNMENT OF RIGHTS BY DISTRIBUTOR.

     As of the Effective Date and subject to the terms and conditions set forth herein, Distributor hereby accepts such assignment by Rich City of the Rights and agrees to diligently engage in such subassembly operations and use its best efforts to solicit and service customers so as to maximize volume for Rich


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City and to promote the goodwill, name, and interest of Rich City and its
Products with customers.

3.   PRICES.

     (a) Distributor shall purchase Products from Rich City for sale in the Territory at prices calculated under the following formula, whether for (i) Direct Sales - (Rich City to Distributor) or for (ii) Indirect Sales - (Rich City to H.K. Local Buyers for the Territory): Ex-Factory Price, which comprises "Manufacturing Cost" plus six percent (6%) - eight percent (8%) mark-up, the specific percentage of this 6% - 8% range which is to be the applicable mark-up to depend upon the particular Product being manufactured and Rich City's production schedule. "Manufacturing Cost" includes, but is not limited to, direct material cost, direct labor cost, and, based upon the quantity of sales of Products to Distributor by Rich City in comparison to the quantity of worldwide sales of Products by Rich City, proportionate indirect factory and office overhead. At the written request of Distributor, Rich City shall promptly, at its own cost and expense, furnish to Distributor pertinent data to enable Distributor to verify that the computation of the formula for the purchase price, including the computation of "Manufacturing Cost", with respect to any given purchase or purchase of Products, complies with the provisions of this Section 3(a).

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     (b)  All prices shall be expressed in terms of United States dollars
(U.S.$) and with freight (inland and ocean) to destination for the account of the Distributor, and shall not include customs duties, sales taxes, use taxes, excise taxes or any other charges levied by any federal, state, county, city or other governmental authority. Distributor shall be responsible for all such duties, taxes and charges.

     (c) As a condition to Rich City's acceptance of any Product order from Distributor, Distributor shall advance to Rich City against the purchase price of each such order an amount equal to the estimated average costs of materials for the specific Products and the quantities thereof which Distributor has
ordered.   Rich City's invoices to Distributor for Product orders shall contain appropriate credits to reflect advances made under this Section 3(c).

4.   PURCHASE ORDERS; ACCEPTANCE; PRIORITY.

     (a) Purchase orders for Products may be either for Products which are part of Rich City's regular line or for Products which are to be specially manufactured pursuant to the Distributor's or its customers' designs, as evidenced either by specifications and/or descriptions, or by sample(s). As to specifically manufactured Products, Rich City will send to the Distributor samples of the proposed Product evidencing the design and the

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materials which Rich City proposes for the Product, and shall include prices with the sample(s). The Distributor shall have the option to accept or reject the sample(s).

     (b) Notwithstanding anything contained in Distributor's form of purchase order, Rich City's acceptance of any purchase order shall be contingent upon Distributor's acceptance of Rich City's standard terms and conditions included in its confirmation or acceptance of purchase order, and, in the case of specifically Manufactured Products, Distributor's acceptance of Rich City's sample(s).

     (c) Rich City shall allocate the manufacturing facilities, assembly line, labor force and other applicable resources it uses such that Rich City shall give first priority to the acceptance and fulfillment of purchase orders from Distributor, whether Distributor's purchase orders are for Products which are part of Rich City's regular line or for Products which are specifically manufactured to the Distributor's or its customers' designs.

5.   TERMS OF PAYMENT.

     (a) Payment to Rich City by Distributor will be made in one or a combination of the following methods.

          (i)  Irrevocable letters of credit; and/or

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          (ii) Documents against Acceptance (D.A.) 90 days from Bill of Lading date; and/or

          (iii) on "assignment" basis on certain deposits amounts and accounts.

     (b) If Distributor fails to fulfill any condition of its payment obligations, Rich City may at its absolute discretion:

          (i)  withhold deliveries and suspend performance; or

          (ii) continue performance if Rich City deems it reasonable to do so; or

          (iii) place in storage Products that have been accepted for shipment by Rich City and charge Distributor for such storage expenses at Rich City's cost; and

          (iv) charge Distributor interest on any unpaid invoice from the date it is due until the date of payment at an interest rate equal to prime (as set forth in THE WALL STREET JOURNAL on the due date) plus 1%.

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

6.   SHIPPING AND DELIVERY; RISK OF LOSS.

     (a) The terms of delivery shall be governed by the terms and conditions of Rich City's acceptance of Distributor's purchase order. In the event Rich City fails for reasons, other than for "Force Majeure" (as defined in Section 12), to comply with the delivery time specified in Distributor's purchase order:

          (i) Rich City shall at its own cost and expense, make the delayed shipments via air, C. & F. destination; and

          (ii) Rich City shall pay to Distributor the amount of incidental and direct damages (including lost profits) suffered by Distributor as a result of the delay; provided, however, such payment of damages shall never exceed U.S. two hundred and fifty thousand (U.S. $250,000) dollars for any single purchase order.

Partial shipments shall be allowed.

     (b) Except to the extent set forth in Section 6(a), Distributor expressly waives any claims for damages or liability, including consequential damages, as a result of any delay in

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delivery by Rich City.  Section 6(a) sets forth Distributor's sole remedy in the event of a delay in delivery by Rich City.

     (c) Risk of loss or damage in transit shall pass to Distributor upon Rich City's delivery of Products to a common carrier for shipment. If Distributor causes or requests a delay in shipment without any intervening or superseding fault or negligence of Rich City, risk of loss shall be deemed to have passed as of the date Rich City notifies Distributor of its readiness for shipment.

     (d) Except for latent defects which can not reasonably become known to Distributor within thirty (30) days after receipt by Distributor or its designee of the Product, a Product is deemed accepted by Distributor if within such thirty (30) day period Distributor has not sent to Rich City its rejection in reasonable detail. In the event of rejection of a Product, Rich City shall have a reasonable time to repair or replace such item.

7.   SELLING AIDS, SUPPLIES, ADVERTISING, AND PROMOTIONAL.

     (a) From time to time, Rich City shall at its own cost and expense supply to Distributor, at Distributor's place of business, reasonable quantities of Rich City's advertising and sales literature, samples, and other product data; provided, however, if Distributor requests from Rich City samples in a quantity greater than twenty-four (24), Distributor shall pay Rich City for the

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samples, in which event the samples shall become the property of Distributor.
Any property of Rich City received by Distributor under this Agreement shall be held by it for the account of Rich City and, on request, such property shall be returned to Rich City in as good condition as when received by Distributor, ordinary wear and tear excepted. All records and papers of any kind relating to Rich City's business and to Products shall remain the property of Rich City and shall be surrendered to Rich City on demand or upon termination of this Agreement.

     (b) Distributor shall use its best efforts to promote the marketing, distribution and sale of Products in the Territory, which efforts shall include the following:

          (i) establishing and maintaining appropriately functional and accessible facilities within the Territory for the display and demonstration of Products;

          (ii) providing an adequate and trained sales force to promote the sale of Products;

          (iii) undertaking promotional campaigns and marketing strategies to stimulate sales of Products;

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          (iv) attending trade fairs and expositions relevant to the marketing of Products; and

          (v) for the calendar year ending December 31, 1998 and for each calendar year thereafter during the term of this Agreement, increasing Distributor's annual gross sales of Products purchased by Distributor from Rich City for sale in the Territory by no less than the cost of living increase, if any, when compared, based on the "Index" (as herewith defined), to the preceding fiscal year, unless general economic conditions in all or part of the Territory mitigate against such growth, or unless Distributor can demonstrate good cause for such lack of growth, such as lost sales not due to Distributor's fault.

     (c) As used in Section 7(b), the term "Index" means the Consumer Price Index - All Urban Consumers - (CPI-U), U.S. City Average, All items (1967 = 100) (the "Index"), published by the Bureau of Statistics of the United States Department of Labor, (the "Index"). Appropriate adjustment shall be promptly made in case there is a published amendment of the Index figures upon which the computation is based. If publication of the "Index" is discontinued, the parties shall accept comparable statistics on

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such costs as computed and published by an agency of the United States or by a responsible financial periodical of recognized authority to be selected by the parties.

8.   PATENT AND INDUSTRIAL PROPERTY CLAIMS AND INFRINGEMENT.

     (a) Each party shall promptly notify the other of any information coming to its attention that the use or sale of Products may infringe the patent, design, copyright, tradename, service mark, or any other right of any third parties.

     (b) As to each Product which is part of Rich City's regular line, Rich City shall indemnify and hold Distributor and its vendees harmless from and against all claims that the Product, or any part thereof, infringes any patent, design, copyright, trademark, tradename, service mark, or any other right of any third party, provided, however, that Distributor or its vendee shall give Rich City prompt written notice of any such claim, shall not settle such claim without Rich City's prior written consent, and shall cooperate with Rich City in its defense or settlement thereof. If, in any such suit, an injunction is issued against the further use of said Product, or any part thereof, Rich City will, at its own expense, either (i) procure for Distributor or its vendees the right to continue using said Product, (ii) replace the same with a non-infringing product, (iii) modify it so that it becomes non-infringing, or (iv) remove the Product and refund the price paid to

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Rich City for such Products. The foregoing expresses Rich City's entire liability in the event of claims of patent and industrial property infringement with respect to Products which are part of Rich City's regular line.

     (c) As to each Product which is specifically manufactured by Rich City pursuant to Distributor's or Distributor's customers' designs, Distributor shall indemnify and hold Rich City harmless from and against all claims that the Product, or any part thereof, infringes any patent, design, copyright, trademark, tradename, service mark, or any other rights of any third party, provided, however, that Rich City shall give Distributor prompt written notice of any such claim, shall not settle such claim without Distributor's prior written consent, and shall cooperate with Distributor in its defense or settlement thereof. The foregoing expresses Distributor's entire liability in the event of claims of patent and industrial property infringement with respect to any Product which is specifically manufactured by Rich City pursuant to Distributor's or Distributors' customers' designs.

9.   RICH CITY'S WARRANTY; LIMITATION OF RICH CITY'S LIABILITY.

     (a) Rich City warrants and represents to Distributor that the Products will be free from defects in material and workmanship at the time of shipment to Distributor. Only as to each Product which is specifically caused to be manufactured by Rich City pursuant to

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Distributor's or Distributors' customers' designs, Rich City's also represents and warrants to Distributor that the Product to be delivered will conform to the sample(s) prepared by Rich City relied upon by the Distributor in entering into the applicable purchase order. These are the only warranties or representations and the sole basis for liability (other than title and other than the indemnification in Section 8(b)) respecting quality, performance, defects, repair, and replacement of the Products. Distributor shall not warrant or represent that Rich City warrants any Product except to the limited extent it does so in this Section 9(a).

     (b) In the event of a defect in material or workmanship in Products sold hereunder to Distributor, Rich City will have a reasonable time to repair or replace the same, F.O.B. point of shipment. RICH CITY'S UNDERTAKING TO REPAIR OR REPLACE SUCH PRODUCTS IS EXCLUSIVE AND IS IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESSED OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE. Except as otherwise provided in the Agreement, Rich City's liability (except as to title) arising out of the sale, use or operation of Products, whether on warranty, contract, negligence or otherwise (including claims for consequential or incidental damages) shall not in any event exceed the cost of furnishing a replacement for the defective Product as herein provided. The foregoing shall constitute Rich City's sole liability to

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Distributor or its vendees for a defect in material or workmanship in
Products.

10.  TERM; TERMINATION.

     (a) This Agreement shall continue for a period of ten (10) years from the date as of which it is made and shall thereafter be automatically renewed for successive additional one year periods except upon earlier termination as provided for herein;

     (b) Either party may terminate this Agreement, with immediate effect, by giving written notice to the other in the event of:

          (i) a judicial finding that the other is insolvent or bankrupt; or

          (ii) the filing of a petition in bankruptcy by the other or the filing of any such petition against the other, if such petition is not dismissed or withdrawn within sixty (60) days thereafter; or

          (iii) the appointment of a receiver, trustee, or other custodian for all or substantially all of the assets of the other; or

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          (iv) an assignment by the other for the benefit of
          creditors; or

          (v) government expropriation or condemnation of all or substantially all of the assets or the capital stock of the other or of any lesser portion of such assets or capital stock, if the result would materially or adversely affect the ability of the other to fulfill its obligations hereunder; or

          (vi) the dissolution or liquidation of the other, other than pursuant to a merger, amalgamation, or other corporate reorganization to which it is a party.

     (c) If any party hereto should be subject to any of the events enumerated in subparagraph 10(b) hereof, such party shall immediately notify the other party of the occurrence of such event.

     (d) In addition to the foregoing, subject to Section 10(e), this Agreement may be terminated by either party upon written notice to the other party in the event that either party materially breaches any term of this Agreement and fails to remedy such material breach within ninety (90) days after notice in writing thereof, provided, however, in the event that the material breach

                                       18
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is of a kind or nature which can be cured but not reasonably within such ninety (90) day period, but within such period the party in breach commences curing the breach and diligently and in good faith continues the process of curing same until the breach is cured, during the period the party in breach is so curing the breach it shall not be deemed to be in material breach of this Agreement.

     Subject to Section 11(iv), the termination of this Agreement pursuant to the provisions of this Section 10 shall be without prejudice to any remedy of Rich City, including but not limited to the right to sue for and recover any payments then due and to the rights of Rich City in respect of any previous breach by Distributor of the provisions of this Agreement.

     (e) Notwithstanding the foregoing in this Section 10 or any other provision of this Agreement, if Distributor's material breach consists of non-compliance with Section 7(b)(v), Rich City and Distributor shall in good faith attempt to renegotiate retroactively the minimum increase in sales required under Section 7(b)(v), and if, within one hundred and twenty (120) days of the last day of Distributor's fiscal year as to which such non-compliance occurred, the parties fail to so renegotiate such minimum increase in sales, upon such failure to renegotiate such minimum increase, the assignment of the Rights by Rich City to Distributor shall be converted from an assignment on an exclusive basis to an assignment on a non-exclusive basis, which conversion

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shall be the only remedy available to Rich City for such breach.

11.  OBLIGATIONS UPON TERMINATION.

Upon termination of this Agreement:

          (i) Distributor's right to sell Products in the Territory shall immediately cease other than to sell its inventory of Products at prices no less than those at which it sold such Products in recent sales.

          (ii) Distributor shall immediately discontinue all use of the trade name(s) of Rich City and any patent, design, copyright, trade name, or trademark associated with the Products.

          (iii) Distributor shall return to Rich City any samples of Products (other than those samples deemed to be the property of Distributor pursuant to Section 7(a)), literature, and other promotional materials that are in its possession.

          (iv) Neither party shall be liable to the other for any damage, expenditures, or loss of

                                       20
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          profits or prospective profits of any kind or nature sustained or arising out of or alleged to have arisen out of such termination. The termination of the Agreement shall not, however, relieve or release either party from making payments that may be owing to the other party under the terms of this Agreement.

12.  FORCE MAJEURE.

     Failure or delay of either party to perform any of the provisions of this Agreement for any of the following reasons shall not constitute a breach of the
Agreement: any strike, picket line, boycott effort, riot, storm, fire, freeze, explosion, accident, act of God, war (whether or not declared), revolution, insurrection, embargo, governmental action, acts of the public enemy, inability to obtain materials or labor, or other cause that is beyond reasonable control of the defaulting party ("Force Majeure"). If the performance of any of the material obligations of this Agreement shall be suspended because of Force Majeure for one hundred and twenty (120) consecutive days and such suspension shall have a material adverse effect on the non-defaulting party, the non-defaulting party may give notice requesting consultation concerning such suspension. If the parties hereto fail to resolve such problem by a mutually satisfactory written agreement within ninety (90) days after the aforesaid notice, the non-defaulting

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party hereto shall have the right to terminate this Agreement, effective immediately, upon notice to the other. It is expressly understood and agreed by the parties that in the event of such termination, the party electing to terminate this Agreement will incur no liability to the other for any default in the performance of this Agreement arising from the exercise of such right to terminate.

13.  PROHIBITION ON ASSIGNMENT.

     This Agreement, the Rights and any other rights which Rich City assigned to Distributor under this Agreement and the obligations and duties of Rich City to Distributor under this Agreement are personal to Distributor and are not assignable by Distributor in whole or in part without the prior written consent of Rich City, provided, however, Distributor shall have right to appoint salespersons, subagents, and independent contractors to further the marketing, sale, distribution or warehousing of the Products.

14.  DISCLAIMER.

     Except as otherwise specifically provided in this Agreement, IN NO EVENT SHALL RICH CITY OR DISTRIBUTOR BE LIABLE TO EACH OTHER FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR FOR LOSS OF ANTICIPATED PROFITS ON ANY CLAIM OF ANY KIND RESULTING FROM ANY

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ORDER HEREUNDER, OR FROM ANY PERFORMANCE, NON-PERFORMANCE, OR BREACH OF THIS
AGREEMENT.

15.  APPLICABLE LAW.

     The validity and interpretation of this Agreement and each clause and part thereof shall be governed by, and construed in accordance with, the laws and regulations then prevailing in the State of New York, United States of America, without regard to principles of choice of law. This Agreement shall be executed in the English language which shall be the original and shall control in the event of any difference between the English text of this Agreement and any translation hereof which may be made.

16.  ARBITRATION.

     Any controversy or claim arising out of or relating to this Agreement or the breach thereof, which cannot be settled through correspondence and mutual consultation of the parties, shall be finally settled by arbitration held in New York City, United States of America, in accordance with the commercial Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any Court having jurisdiction thereof.

     The parties hereby consent to the jurisdiction of (a) the

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

American Arbitration Association in New York City for the purpose of adjudicating any claim or controversy arising out of or relating to this Agreement or a breach thereof, and (b) to the federal and state courts within the State New York for the purposes of confirming the arbitrators' award and entering a judgment thereon. Rich City hereby consents that Distributor may commence arbitration proceedings against it pursuant to this Section 16 by sending the arbitration demand by courier (DHL, Federal Express or the like) to Rich City's address set forth in Section 18(a), with a copy thereof sent the same day by prepaid certified mail, in which event the arbitration demand shall be deemed served upon Rich City three (3) days after the demand was so sent.

17.  CONFIDENTIALITY.

     (a) During the term of this Agreement and for a period of three (3) years after it has been terminated, Distributor shall not disclose to any person, directly or indirectly, any information of a proprietary nature and confidential to Rich City relating to Products, samples, or designs (other than designs (and samples evidencing such designs) of the Distributor or its customers), whether such information was communicated in writing or otherwise, except to the extent
(i) such information is in or comes into the public domain, or (ii) such information at any time lawfully comes into the possession of Distributor otherwise than in connection with this Agreement. This Section 17(a) shall survive termination of this Agreement.

     (b) During the term of this Agreement and for a period of three (3) years after it has been terminated, Rich City shall not disclose to any person, directly or indirectly, any information of a proprietary nature and confidential to Distributor relating to either Distributor's customer lists (including those as to which Rich City assigned rights to Distributor) pertaining to Products in the Territory, or any internal information with respect to the marketing, distribution, sale or warehousing of Products in the Territory or the business practices of Distributor pertaining to such marketing, distribution, sale or warehousing, whether such information was communicated in writing or otherwise, except to the extent (i) such information is in or comes into the public domain, or (ii) such information at any time lawfully comes into the possession of Rich City otherwise than in connection with this Agreement. This Section 17(b) shall survive termination of this Agreement.

18.  NOTICES.

     Notices and other communications provided for herein shall be in writing and shall, except as otherwise specified in Section 16, be delivered or mailed (or in the case of telegraphic communication, delivered by telex, graphic scanning or other telegraphic communications equipment) addressed as follows, or to

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

such other address as may from time to time be designated by the intended recipient:

               (a)  if to Rich City, at:
                    Rich City International Packaging Limited
                    Room 402-3 Join-In Hang Sing Centre
                    71-75 Container Port Road
                    Kwai Chung, N.T., Hong Kong
                    Attention:  President

                    Telephone: (852) 2419 1818;
                    Fax: (852) 2419 1888; or



               (b)  if to Distributor, at:

                    Leading Edge Packaging, Inc.
                    350  Fifth Avenue, Suite 3922
                    New York, NY  10118
                    Attention:  President

                    Telephone: (212) 239-1865
                            or (800) 832-0070
                    Fax: (212) 239-1867.



     All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if hand delivered or five (5) days after being sent by registered or certified mail, postage prepaid, return receipt requested, if by mail, or upon receipt if by any telegraphic, facsimile or telex communications equipment, in each case addressed to such party as provided in this Section.

19.  COMPETITION; RIGHT OF FIRST REFUSAL.

     (a) During the term of this Agreement, Distributor may subassemble, market, distribute, sell, warehouse or otherwise deal in products, new or used, which are directly or indirectly competitive with the Products and which are supplied by any entity other than Rich City, provided, however, Distributor shall have given Rich City the right of first refusal to supply that product on no less favorable terms and conditions than those offered by such other entity, and Rich City has refused or failed to exercise that right. Rich City must accept or reject each such respective right of first refusal within a "commercially reasonable" time period. For purposes of the proceeding sentence, a time period shall be ipso facto deemed "commercially reasonable" if Rich City's acceptance or rejection of any right of first refusal is given to Distributor no more than seven (7) days from the respective date Distributor grants Rich City each such right; provided, however, as to any right of first refusal pertaining to a Product which is to be specifically manufactured by Rich City pursuant to Distributor's or Distributor's customers' designs and, therefore, requires one or more samples, the foregoing seven (7) day period shall be increased to a forty-five (45) day period.

     (b) During the term of this Agreement, Rich City shall not, except as specifically permitted by this Agreement, engage, directly or indirectly, either for itself or as agent or employee of any other, in manufacturing, subassembling, buying, marketing, distributing, selling, warehousing or otherwise dealing in

Products, new or used, in the Territory which are directly or indirectly competitive with the Products.

20.  SEVERABILITY; ENTIRE AGREEMENT.

     If any provision of the Agreement is held invalid in arbitration or by a court of competent jurisdiction, such invalidity shall not affect the remaining provision of this Agreement, and they shall be given effect without the invalid provisions if to do so would not substantially frustrate the expectations of the parties hereto. This Agreement shall not be amended except by written agreement agreed by both parties.

21.  RELATIONSHIP OF PARTIES; INDEMNIFICATION.

     (a) This Agreement shall not be construed as creating the relationship of principal and agent between Rich City and Distributor and under no circumstances shall the Distributor be considered an agent of Rich City. Distributor shall not act or attempt to act, or represent itself, directly or by implication, as an agent of Rich City or in any manner assume or create any obligation on behalf of or in the name of Rich City. Distributor shall not have any power or authority to act for, bind, or commit Rich City except as expressly authorized herein.

     (b) Distributor will indemnify, and at Rich City's option, defend Rich City, its officers, directors and employees and each of them, from and against any liability from acts beyond the scope of Distributor's express authority given herein, and from any default or misconduct of its agents, servants, employees or contractors.

22.  HEADINGS.

     Headings or other titles to Sections of this Agreement are solely for the convenience of the parties and shall have no effect whatsoever on the interpretation of the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above-written.


                                   Rich City International
                                     Packaging Limited


                                   By:  /s/ Martin Kwok Ying Chuen
                                        Martin Kwok Ying-Chuen,
                                        Chairman


                                   Leading Edge Packaging, Inc.


                                   By:  /s/Lip-Boon Saw
                                        Lip-Boon Saw,
                                        Chairman and Chief  Executive Officer

     Chung Hwa Development Holdings Limited ("Chung Hwa") and Justrite Investments Limited ("Justrite") hereby jointly and severally represent and warrant to Leading Edge Packaging, Inc. ("Leading Edge") that Rich City International Packaging Limited ("Rich City") is a wholly-owned subsidiary of Justrite Investments Limited, which is a wholly-owned subsidiary of Chung Hwa and that Rich City has the right power, capacity and authority to perform all of the obligations and duties (the "Obligations and Duties") which Rich City undertakes to perform under the above Assignment and Distribution Agreement. Chung Hwa and Justrite jointly and severally hereby covenant with Leading Edge that Chung Hwa and Justrite will use their respective best efforts to cause Rich City to perform fully and timely all those Obligations and Duties.

                                   For and on behalf of Chung Hwa
                                   Development Holdings Limited


                                   By:  /s/ Martin Kwok Ying-Chuen
                                        Martin Kwok Ying-Chuen,
                                        Chairman

                                   For and on behalf of Justrite
                                   Investments Limited


                                   By:__________________________
                                        Name:
                                        Title: